Exhibit 99

April 24, 2013

Phoenix, Arizona

Knight Transportation Reports Growth in First Quarter 2013 Revenue and Earnings

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest and most diversified truckload transportation companies, today reported revenue and net income for the first quarter ended March 31, 2013.

Key financial highlights for the first quarter were as follows:

	Three Months Ended March 31, (dollars in thousands, except per share data)
	2013	2012		% Change
Total revenue	$235,400	$219,532		7.2%
Revenue, excluding trucking fuel surcharge	$189,600	$175,599		8.0%
GAAP operating income	$25,544	$19,834		28.8%
Adjusted operating income	$25,544	$23,815	(1)	7.3%
GAAP net income	$15,183	$10,546		44.0%
Adjusted net income	$15,183	$14,440	(1)	5.1%
GAAP earnings per diluted share	$0.19	$0.13		43.8%
Adjusted earnings per diluted share	$0.19	$0.18	(1)	5.0%

(1) The 2012 quarter included a $4.0 million non-cash charge ($3.9 million after tax) for stock option acceleration.  See GAAP to Non-GAAP reconciliation schedule.  GAAP and Non-GAAP measurements for 2013 are identical.

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on March 1, 2013, which was paid on March 29, 2013.

Kevin Knight commented on the quarter, “Our ability to deliver revenue growth, year over year, for the 14th consecutive quarter, despite a challenging operating and economic environment, is a testament of our people, the value of our services to our customers, and the company we are building.  Several years ago we only provided dry van truckload services.  Today we are a company that provides a wide range of truckload logistics services.  We are finding the most efficient ways to move loads for our customers.”

During the first quarter of 2013 we continued to grow revenue in each of our businesses.  As a result of the sluggish freight environment and a more competitive driver market, miles per tractor were down 1.6% when compared to the same quarter last year.  Despite the reduction in utilization, we were able to grow revenue, excluding trucking fuel surcharge, by 8.0% and adjusted operating income by 7.3% when compared to the first quarter of 2012.

The following chart reflects the year-over-year operating ratio comparison and revenue growth for our asset based businesses and our non-asset based businesses for the first quarter of 2013 and 2012.

	Three Months Ended March 31,
	Operating ratios(2)		Revenue growth
	2013	2012
Asset based	85.3%	85.4%	2.1%
Non-asset based	92.8%	94.4%	57.9%

Consolidated	86.5%	86.4%	7.2%

(2)Operating ratio is defined as total operating expenses, net of trucking fuel surcharge, as a percentage of revenue before trucking fuel surcharge.  Operating ratio for 2012 quarter is calculated using adjusted operating income. See reconciliation table.

Our asset and non-asset based businesses continue to grow and develop as we continue to provide our customers with truckload services that are efficient and valuable to their supply chain needs.  We were especially pleased with the growth in our non-asset based businesses, as these services continue to develop as an integral part of our customer offering and provide both revenue and earnings growth.

The market remains challenging for hiring high quality driving associates.  We believe the Knight “system” of decentralized regional service centers provides a “hometown” feel that affords us a significant advantage in recruiting, retaining, and developing driving associates.  As a result, our driver turnover continues to compare favorably to what we believe to be the industry average.

The DOE national average diesel fuel price increased 1.0% when compared to the first quarter last year.  Fuel remains a major cost focus for us as we continue our work towards cost effective, industry leading fuel economy while at the same time meaningfully contributing to environmental improvements.

Our average tractor count for the quarter increased year-over-year 2.5% to 4,076 tractors, and declined 2.4% from the fourth quarter of 2012.  Our tractor fleet remains one of the most modern fleets in the industry with an average age of 2.0 years.  Our gain on sale of revenue equipment in the first quarter of 2013 was $1.4 million, down from $2.7 million in the first quarter of 2012.

The Federal Motor Carrier Safety Administration (“FMCSA”) has approved new hours of service rules that are scheduled to go in to effect July 1, 2013, unless delayed.  The new rules, if implemented, will result in more restrictive use of the 34 hour restart as well as require a 30 minute break for every eight hours of driving.  If these rules are adopted, and our customers are unable to provide more flexibility in terms of pickup and delivery times, it will have a negative effect on productivity and available capacity.  We have and will continue to work closely with our customers to help them understand the practical impacts of these changes to driver available hours, and to understand how driver available hours constrains capacity and affects the cost of our services.

We have returned $95.9 million to our shareholders in the form of quarterly dividends and stock repurchases over the twenty-four-month period ending March 31, 2013.  We ended the quarter with $10.2 million of cash and $501.8 million of shareholders' equity. We also repaid $37.0 million of debt during the quarter, and as of March 31, 2013, had $43.0 million of borrowing under our unsecured revolving credit agreement.

The company will hold a conference call on April 24, 2013, at 4:30 PM EDT, to further discuss its results of operations for the quarter ended March 31, 2013. The dial in number for this conference call is 1-855-733-9163. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investor.knighttrans.com/events, “First Quarter 2013 Conference Call Presentation.”

Knight Transportation, Inc. is a provider of multiple truckload transportation and logistics services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

INCOME STATEMENT DATA:	Three Months Ended March 31,
	(Unaudited, in thousands, except per share amounts)

	2013	2012
REVENUE:
Revenue, before fuel surcharge	$189,600	$175,599
Fuel surcharge	45,800	43,933
TOTAL REVENUE	235,400	219,532

OPERATING EXPENSES:
Salaries, wages and benefits	57,654	60,956
Fuel expense - gross	55,693	57,311
Operations and maintenance	15,910	13,737
Insurance and claims	7,155	7,645
Operating taxes and licenses	3,908	4,103
Communications	1,172	1,395
Depreciation and amortization	21,507	20,372
Purchased transportation	42,792	31,860
Miscellaneous operating expenses	4,065	2,319
	209,856	199,698
Income From Operations	25,544	19,834

Interest income	109	112
Interest expense	(141)	(128)
Other income	220	197
Income before income taxes	25,732	20,015
INCOME TAXES	10,298	9,356
Net Income	15,434	10,659
Net income attributable to noncontrolling interest	(251)	(113)
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$15,183	$10,546
Net Income Per Share
- Basic	$0.19	$0.13
- Diluted	$0.19	$0.13
Weighted Average Shares Outstanding
- Basic	79,841	79,531
- Diluted	80,124	80,046

BALANCE SHEET DATA:
	03/31/13	12/31/12
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$10,196	$5,684
Accounts receivable, net	112,576	102,553
Notes receivable, net	739	791
Related party notes and interest receivable	2,069	2,814
Prepaid expenses	14,165	17,035
Assets held for sale	15,283	18,362
Other current assets	10,368	12,449
Current deferred tax asset	4,028	3,409
Total Current Assets	169,424	163,097

Property and equipment, net	563,080	584,064
Notes receivable, long-term	3,146	3,692
Goodwill	10,271	10,276
Other assets and restricted cash	21,535	21,383
Total Long-term Assets	598,032	619,415

Total Assets	$767,456	$782,512

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$15,383	$11,281
Accrued payroll and purchased transportation	12,718	10,489
Accrued liabilities	21,230	16,020
Claims accrual - current portion	16,366	15,892
Dividend payable - current portion	151	141
Total Current Liabilities	65,848	53,823

Claims accrual - long-term portion	10,455	10,340
Long-term dividend payable & other liabilities	2,384	2,638
Deferred income taxes	143,242	144,871
Long-term debt	43,000	80,000
Total Long-term Liabilities	199,081	237,849

Total Liabilities	264,929	291,672

Common stock	799	798
Additional paid-in capital	144,489	142,837
Accumulated other comprehensive income/(loss)	(51)	(302)
Retained earnings	356,591	346,899
Total Knight Transportation Shareholders' Equity	501,828	490,232
Noncontrolling interest	699	608
Total Shareholders' Equity	502,527	490,840
Total Liabilities and Shareholders' Equity	$767,456	$782,512

	Three Months Ended March 31,
	2013	2012
	(Unaudited)		% Change

OPERATING STATISTICS

Average Revenue Per Tractor*	$38,573	$39,044	-1.2%

Non-paid Empty Mile Percent	11.0%	10.7%	2.8%

Average Length of Haul	480	479	0.2%

Operating Ratio**	86.5%	86.4%

Average Tractors - Total	4,076	3,978

Trailers - End of Quarter	9,468	8,878

Net Capital (Proceeds) Expenditures (in thousands)	$(1,758)	$24,290

Cash Flow From Operations (in thousands)	$40,322	$30,255

* Includes dry van, refrigerated, and port services revenue excluding fuel surcharge, brokerage revenue, intermodal revenue, and other revenue.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge. Operating ratio reported for the three months ending March 31, 2012 is based upon total operating expenses, excluding the first quarter 2012 one time non-cash stock compensation charge of $4 million related to the accelerated vesting of certain stock options issued prior to 2009, and net of fuel surcharge, as a percentage of revenue before fuel surcharge. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

The following is a reconciliation of 2012 YTD GAAP Income to Non-GAAP Income:

Reconciliation:	(GAAP) YTD 3-31-12	* Option Acceleration Expense Recorded in Q1 - 2012	(Non-GAAP) Adjusted YTD 3-31-12
Total Revenue	$219,532		$219,532
Total Operating Expense	199,698	(3,981)	195,717
	19,834		23,815

Other Income	181		181
Income before income taxes	20,015		23,996
Income taxes	9,356	87	9,443
Net Income	10,659		14,553
Net income attributable to noncontrolling interest	(113)		(113)
Net income attributable to Knight Transportation	$10,546		$14,440
Net Income Per Share
- Basic	$0.13		$0.18
- Diluted	$0.13		$0.18
Weighted Average Shares Outstanding
- Basic	79,531		79,531
- Diluted	80,046		80,046

* The first quarter of 2012 included a $4.0 million pretax non-cash stock compensation charge ($3.9 million after tax) relating to the accelerated vesting of certain stock options that had been issued prior to 2009.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contacts
Knight Transportation, Inc.
David A. Jackson, 602-606-6349
President
or
Adam W. Miller, 602-606-6349
CFO

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